Contact:

David D. Sgro
Chief Financial Officer

Quartet Merger Corp.

212-319-7676

FOR IMMEDIATE RELEASE

QUARTET MERGER CORP. COMPLETES INITIAL PUBLIC OFFERING

New York, NY, November 1, 2013 – Quartet Merger Corp. (NASDAQ: QTETU) (the “Company”) announced today that it has completed its initial public offering of 8,400,000 units. Each unit consists of one share of common stock and one right to automatically receive one-tenth of one share of common stock upon consummation of the Company’s initial business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $84,000,000 to the Company. EarlyBirdCapital, Inc. acted as the lead managing underwriter of the initial public offering. Graubard Miller acted as counsel to the Company and McDermott Will & Emery LLP acted as counsel to the underwriters. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, NY 10016, Attn: Aimee Bloch, 212-661-0200.

The Company also announced the simultaneous consummation of the private sale of 542,500 units at a price of $10.00 per unit, generating total proceeds of $5,425,000. Of these private units, 500,500 were purchased by the initial stockholders of the Company and 42,000 were purchased by EarlyBirdCapital, Inc. (and its designees). The private units are identical to the units sold in the initial public offering. However, the holders of the private units have agreed (A) to vote the shares included in the private units (the “private shares”) in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-business combination activities prior to the consummation of such a business combination, (C) not to convert any private shares into the right to receive cash from the trust account in connection with a stockholder vote to approve the Company’s proposed initial business combination or a vote to amend the provisions of the Company’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity and (D) that such private shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Additionally, the purchasers have agreed not to transfer, assign or sell any of the private units or underlying securities (except to certain permitted transferees) until the completion of the Company’s initial business combination.

Of the proceeds received from the consummation of the initial public offering and the private placement, $85,645,000 (or approximately $10.20 per share sold in the offering) was placed in trust. An audited balance sheet of the Company as of November 1, 2013 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

The Company also announced that the underwriters of the initial public offering have exercised their over-allotment option to purchase an additional 1,260,000 units to the full extent. The closing of the over-allotment option is anticipated to take place on or about November 5, 2013. In a private sale to take place simultaneously with the consummation of the exercise of the over-allotment option, certain of the initial stockholders of the Company and EarlyBirdCapital, Inc. (and its designees) will purchase an additional 65,625 units at $10.00 per unit. Upon consummation of the sale of the additional 1,260,000 units subject to the over-allotment option and the additional 65,625 private units, $98,491,750 (or approximately $10.20 per unit sold in the initial public offering including the over-allotment option) will be held in trust.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Quartet Merger Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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